EXHIBIT 4

ANS Investments LLC
▪ 50 Battery Place, Suite 7F, New York, NY 10280 ▪
▪ Tel: (212) 945-2080 ▪ Fax: (508) 629-0074 ▪
▪ Email: jmeer@verizon.net▪

    September 10, 2008

VIA ELECTRONIC MAIL, OVERNIGHT MAIL
AND FACSIMILE TRANSMISSION

Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, CT 06106
Attention: Mr. Edward B. Whittemore, Esq.
Corporate Secretary

Re:	Stockholder List Use Request Pursuant to Rule 14a-7 under the
Securities Exchange Act of 1934, as amended (the “Exchange Act”)

Ladies and Gentlemen:

The undersigned stockholder, ANS Investments LLC (the “Stockholder”), with a business address of 50 Battery Place, Suite 7F, New York, New York 10280-1517, is the beneficial owner of 304,780 shares (the “Shares”) of the Common Stock, par value $0.01 per share (the “Common Stock”), of Magellan Petroleum Corporation, a Delaware corporation (“Magellan” or the “Company”). The Stockholder intends to conduct a solicitation of proxies (the “Proxy Solicitation”) from the Company’s stockholders for use at the 2008 Annual Meeting of Stockholders of the Company and at any adjournments, postponements and continuations thereof or at any other meeting of stockholders held in lieu thereof (the “Annual Meeting”).

Pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Stockholder hereby requests that the Company provide to it the Company’s stockholder list and security position listings for the purpose of disseminating solicitation materials to the holders of the Common Stock. Unless specifically indicated otherwise, all references to “Rule” in this letter shall refer to the applicable “rule” promulgated under the Exchange Act.

For purposes of communicating the Company’s election under Rule 14a-7(b)(2) to comply with either paragraph (a)(2)(i) or paragraph (a)(2)(ii) of Rule 14a-7, please contact Keith E. Gottfried of Blank Rome LLP, by hand delivery or mail at Watergate 600 New Hampshire Avenue, Washington, D.C. 20037, by electronic mail to Gottfried@Blankrome.com, by telephone at (202) 772-5887, or by facsimile at (202) 572-1434. In addition, if the Company believes that this request is incomplete or otherwise deficient in any respect, please contact such counsel immediately so that the Stockholder may promptly address any alleged deficiencies.

Magellan Petroleum Corporation
September 10, 2008

The Company is required by Rule 14a-7(a)(1) to deliver to the Stockholder within five (5) business days after receipt of this letter the following information:

12. Notification of the Company’s election under Rule 14a-7(b)(2) as to whether the Company has elected to mail the solicitation materials or furnish the Stockholder with a stockholder list;

13. A statement of the approximate number of record holders and beneficial holders of the Common Stock, separated by type of holder; and

14. The estimated cost of mailing a proxy statement, form of proxy or other communication to such holders, including to the extent known or reasonably available, the estimated costs of any bank, broker and similar person through whom the registrant has solicited or intends to solicit beneficial owners in connection with the 2008 Annual Meeting.

If the Company elects to mail the solicitation materials pursuant to Rule 14a-7 (a)(2)(i), the Company is required to, among other things, send copies of any proxy statement, form of proxy, or other soliciting material, including a Notice of Internet Availability of Proxy Materials (as described in Rule 14a-16), furnished by the Stockholder to the record holders of the Common Stock, including banks, brokers, and similar entities.  A sufficient number of copies must be sent to banks, brokers and similar entities for distribution to all beneficial owners of the Common Stock.  The Company shall send the aforementioned solicitation materials with reasonable promptness after the Stockholder’s tender of such materials to be sent, envelopes or other containers therefor, postage or payment for postage and other reasonable expenses of effecting such distribution.

If the Company elects to provide the Stockholder with a stockholder list pursuant to Rule 14a-7 (a)(2)(ii), the Company is required to deliver the following information to the Stockholder no later than five (5) business days after receipt of this letter:

1. A reasonably current list of the names, addresses and security positions of the record holders of the Common Stock, including banks, brokers and similar entities;

2. The most recent list of names, addresses and security positions of beneficial owners as specified in Rule 14a-13(b), in the possession, or which subsequently comes into the possession, of the Company;

3. The names of stockholders at a shared address that have consented to delivery of a single copy of proxy materials to a shared address, if the Company has received written or implied consent in accordance with Rule 14a-3(e)(1); and

4. If the Company has relied on Rule 14a-16, the names of the stockholders who have requested paper copies of the proxy materials for all meetings and the names of stockholders who, as of the date that the Company receives the request, have requested paper copies of the proxy materials only for the meeting to which the solicitation relates.

Magellan Petroleum Corporation
September 10, 2008

This information should be in the format normally used by the Company for providing such information to its proxy solicitor, accompanied by a printout of the information and any instructions as are necessary to make use of such information. The Company shall furnish the Stockholder with updated record holder information on a daily basis or, if not available on a daily basis, at the shortest reasonable intervals; provided, however, the Company need not provide beneficial or record holder information more current than the record date for the Annual Meeting.

Pursuant to Rule 14a-7(c)(1), enclosed please find a copy of the Schedule 13D filed by the Stockholder with the Securities and Exchange Commission on March 12, 2008.  The Stockholder is aware of and will comply with his obligations under Rules 14a-7(d) and 14a-(7)(e).

Attached hereto as Exhibit A is the declaration required by Rule 14a-7(c)(2) of the Exchange Act containing the attestations required by Rule 14a-7(c)(2)(i) and Rule 14a-7(c)(2)(ii).

Please acknowledge receipt of this letter and the enclosures by signing and dated the enclosed copy of this letter and returning it to the Stockholder in the enclosed envelope.

Very truly yours,

ANS Investments LLC

By:	/s/ Jonah M. Meer
Jonah M. Meer
Chief Executive Officer

cc:	Keith E. Gottfried, Esq.
Paul Schulman

EXHIBIT A

DECLARATION
STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

Jonah M. Meer, the Chief Executive Officer of ANS Investments LLC, a Delaware limited liability company (the “Stockholder”), being duly sworn, deposes and says under oath:

(i) The Stockholder intends to solicit proxies (the “Proxy Solicitation”) from the holders of shares of common stock, $0.01 par value per share, of Magellan Petroleum Corporation, a Delaware corporation (“Magellan” or the “Company”), with respect to the election of a director and the approval by the Company’s stockholders of the proposals set forth on Attachment A hereto, at the 2008 Annual Meeting of Stockholders of the Company and any adjournments, postponements, reschedulings or continuations thereof or any meeting of stockholders held in lieu thereof (the “Annual Meeting”);

(ii) The Stockholder further states that the security holder list information (the “List Information”) that will be provided by the Company to the Stockholder pursuant to the Stockholder’s letter of request dated September 10, 2008 and made pursuant to Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will not be used for any purpose other than to solicit the Company’ stockholders with respect to the Annual Meeting or action by written consent or authorization for which the Company is soliciting or intends to solicit or to communicate with stockholders with respect to a solicitation commenced by the Company; and

(iii) The Stockholder will not disclose the List Information to any person other than an employee or agent of the Stockholder (or his fellow participants, as such term is defined in Instruction 3 of Item 4 of Schedule 14A) to the extent necessary to effectuate the communication or Proxy Solicitation.

This declaration is being made pursuant to Rule 14a-7(c)(2) under the Exchange Act.

/s/ Jonah M. Meer
Jonah M. Meer

SWORN TO AND SUBSCRIBED before me
this 10th day of September 2008.

/s/ Maureen Tragoma
Notary Public, State of New York
No. 01TR4916069
Qualified in Kings County
Commission Expires February 17, 2010

ATTACHMENT A

PROPOSALS INTENDED TO BE MADE BY ANS INVESTMENTS LLC
AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS,
OR OTHER MEETING OF STOCKHOLDERS HELD IN LIEU THEREOF,
OF MAGELLAN PETROLEUM CORPORATION (THE “COMPANY”)
(IN ADDITION TO THE NOMINATION OF ONE (1) NOMINEE FOR
ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY)

Proposal 1: Resolution urging the Company’s board of directors to take the necessary steps to eliminate the classification of the Company’s Board of Directors.

RESOLVED, that the stockholders of the Company urge the board of directors to take the necessary steps (excluding those steps that must be taken by stockholders) to eliminate the classification of the Company’s board and to require that all directors stand for election annually and that such declassification should be completed in a manner that does not affect the unexpired terms of directors.

Proposal 2: Repeal of any and all amendments to the Company’s Amended and Restated Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) that are adopted by the Company’s Board of Directors since April 18, 2007.

RESOLVED, that any and all amendments to the Company’s Amended and Restated Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) which are adopted subsequent to April 18, 2007 (the last date of reported changes) and before the effectiveness of the foregoing Proposal and the seating of the Nominee on the Company’s Board of Directors, other than those provisions which were duly adopted by the stockholders of the Company and those provisions which under the laws of the State of Delaware cannot be repealed by the stockholders of the Company, be, and hereby are, repealed; and further

RESOLVED, that, without the affirmative vote of the holders of a majority of the stock of the Company having voting power, the Company’s Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision in a manner which serves to reinstate any repealed provision or adopt any provision having a similar effect as the repealed provision.